AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON

January 18, 2008

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________________________

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IA GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-4037641
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

101 California Street, Suite 2450

San Francisco, CA 94111

(415)-946-8828

(Address, including zip code and telephone number of Principal Executive Offices)

____________________________________

DEREK SCHNEIDEMAN

IA GLOBAL, INC.

101 CALIFORNIA STREET, SUITE 2450

SAN FRANCISCO, CALIFORNIA 94111

(415) 946-8828

(Name, address, including zip code, and telephone number, including area code,

of agent for service of each registrant)

WITH A COPY TO:

KEVIN J. LAVIN, ESQ.

ARNOLD & PORTER LLP

1600 TYSONS BOULEVARD

SUITE 900

MCLEAN, VIRGINIA 22102

(703) 720-7011

____________________________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable, after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (“Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	7,870,355 (1)	$0.24 (2)	$1,888,885 (2)	$74.23 (2)

(1)

The common stock being registered consists of (i) 3,600,000 shares of our common stock the company issued to the selling shareholders of Slate Consulting Co Ltd (“Slate”) related to the company’s 20.25% equity investment in Slate, which closed on August 24, 2007; (ii) 3,885,713 shares of our common stock the company issued to the selling shareholders of GPlus Media Co Ltd (“GPlus”) related to the company’s 25% equity investment in GPlus, which closed on August 24, 2007; (iii) 97,359 shares of our common stock issued to Hitoshi Suzuki on August 30, 2007 in a Exclusive Offer to Debenture Holders of the company; and (iv) 287,283 shares of our common stock issued to Atsushi and Arada Tamada on August 10, 2007 in a Exclusive Offer to Debenture Holders of the company. Pursuant to Rule 416 of the Securities Act such shares shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend or other distribution with respect to, or in exchange for or in replacement of, such shares of common stock.

(2)

The registration fee is calculated pursuant to Rule 457(c) of the Securities Act based on the last reported sale price of the registrant’s common stock, $0.01 par value, on January 15, 2008, as reported on the American Stock Exchange.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT HAS FILED A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE. THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JANUARY 18, 2008.

PROSPECTUS

IA Global, Inc.

7,870,355 Shares of Common Stock

The shares of our common stock offered by this Prospectus includes (i) 3,600,000 shares of our common stock the company issued to the selling shareholders of Slate Consulting Co Ltd (“Slate”) related to the company’s 20.25% equity investment in Slate, which closed on August 24, 2007; (ii) 3,885,713 shares of our common stock the company issued to the selling shareholders of GPlus Media Co Ltd (“GPlus”) related to the company’s 25% equity investment in GPlus, which closed on August 24, 2007; (iii) 97,359 shares of our common stock issued to Hitoshi Suzuki on August 30, 2007 in a Exclusive Offer to Debenture Holders of the company; and (iv) 287,283 shares of our common stock issued to Atsushi and Arada Tamada on August 10, 2007, in a Exclusive Offer to Debenture Holders of the company. We will not receive any of the proceeds from the sale of our common stock offered by this Prospectus. The common stock will be issued to accredited investors in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated under the Securities Act.

The selling shareholders may offer their shares of common stock through public transactions executed through one or more broker-dealers at prevailing market prices or in private transactions directly with purchasers or at privately negotiated prices. For a description of the plan of distribution of the shares see page 10 of this Prospectus.

Our common stock is traded on the American Stock Exchange (“AMEX”) under the symbol “IAO.” On January 15, 2008, the last reported sale price for our common stock as reported on the AMEX was $0.24 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 4 FOR A DISCUSSION OF THESE RISKS.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is January 18, 2008.

TABLE OF CONTENTS

Prospectus Summary	1

Description of Capital Stock	2

Risk Factors	4

Forward-Looking Statements	9

Use of Proceeds	9

Selling Shareholders	9

Plan of Distribution	10

Legal Matters	12

Experts	12

Notice Relating to this Prospectus	12

Where You Can Find More Information	12

Incorporation of Certain Documents by Reference	13

You may rely only on the information provided or incorporated by reference in this Prospectus. Neither we nor the selling stockholder have authorized anyone to provide information different from that contained in this Prospectus. Neither the delivery of this Prospectus nor the sale of the securities means that the information contained in this Prospectus is correct after the date of this Prospectus. This Prospectus is not an offer to sell or solicitation to buy the securities in any circumstances under which the offer or solicitation is unlawful.

- i -

Prospectus Summary

The following summary highlights information contained elsewhere in this Prospectus. It may not contain all of the information that is important to you. You should read the entire Prospectus carefully, especially the discussion regarding the risks of investing in IA Global, Inc. common stock under the heading “Risk Factors,” before investing in IA Global, Inc. common stock. In this Prospectus, “IAO,” “Company,” “we,” “us,” and “our” refer to IA Global, Inc.

The Company and our Business

IA Global is a strategic holding company with a dedicated focus on growth of existing business, together with expansion through mergers and acquisitions in the Pacific Rim region. Our mission is to identify and invest in business opportunities, apply our skills and resources to nurture and enhance the performance of those businesses across key business metrics, and to deliver accelerating shareholder value.

To realize this plan, in FY 2007/8 the Company is actively expanding investments in the business process outsourcing, human capital and resources, and B2B sectors. These sectors demonstrate long-term prospects in which we, by applying our skills and resources, can add significant value to our investments. Beyond Japan, the Company is expanding its reach to encompass Hong Kong/China, the Philippines/Singapore, and India and the outstanding growth opportunities and synergies these markets present.

IA Global takes a long-term “Buy to Hold” approach to its acquisitions and partnerships. It is built on the belief that our people, combining pragmatic hands-on management with extensive operations and financial experience, have the expertise to grow the businesses we invest in, to optimize their potential and provide increasing returns on investment over the long run.

IA Global has acquired a select portfolio of investments in Japan, Australia and the Philippines/Singapore area, targeted and developed with a sharp eye for producing outstanding growth and profitability. This has laid the foundation for an aggressive medium term plan to establish a broad network of complementary subsidiaries and majority-owned investments in the greater Pacific Rim region.

Business Process Outsourcing

In Japan, IA Global is 100% owner of Global Hotline, Inc. (“Global Hotline”), a Business Process Outsourcing organization, operating several major call centers providing outbound telemarketing services for telecommunications and insurance products. Since our acquisition of the Global Hotline in June 2005, this business has expanded rapidly with the signing of significant multi-year contracts with major corporations.

This growth trajectory is being driven by new contracts, process improvements, infrastructure expansion, and macro economic trends such as the ongoing gains in the Japanese economy, consistent year on year growth in targeted industries, higher disposable incomes, and the increasingly rapid growth of the senior citizen demographic. As of September 30, 2007, Global Hotline employs approximately 900 full and part-time personnel to support the several multi-million dollar contracts.

Human Capital and Resources

During August and October 2007, the Company closed two equity investments and one 100% owned buy-out transaction, subject to the closing of financing. During December 2007, the Company signed a binding term sheet to acquire 80% of a Japanese recruiting company. These investments provide “human capital” services in the human resources sector, a sector which offers excellent growth opportunities throughout the Asia Pacific region. IA Global continues to seek additional companies and partnerships in the staffing, training, employee/ organization evaluation and assessments business throughout the region, but with a focus on Japan. Linking these investments in a network under the IA Global umbrella will generate synergies of expertise and resources, creating a regional value-chain of services to further drive aggressive growth. Our investments in Human Capital and Resources are as follows:

On October 22, 2007, IA Global signed definitive agreements to acquire 100% of the outsourcing business division of LINC Media, Inc., a Tokyo, Japan based company.

Established in Tokyo in 1998, this IT people outsourcing business provides large-scale personnel outsourcing services, particularly Help Desk Engineers, Systems Administrators, and Network Engineers on long- and short-term project-based contracts to an extensive client base that includes a number of large multinational companies.

On December 20, 2007, IA Global entered into a binding term sheet agreement to acquire 80% of Esprit Co Ltd, a Tokyo, Japan based company. Established in Tokyo in 2006, Esprit Co Ltd brings new recruiting expertise in the financial, automotive, fashion goods, and medical markets.

IA Global has a 25% stake in GPlus Media Co Ltd (“GPlus”). GPlus is a Japan based corporation with offices in Tokyo, Japan, Hong Kong and Shanghai, China. GPlus owns and operates several of Japan’s best known English-Japanese websites, including GaijinPot.com, and Ecentral.com, the official jobsite of the American Chamber of Commerce in Japan. GPlus also operates CareerEngine.org, which is a powerful network of jobsites with partners who include ShanghaiExpat.com, the American Chambers of Commerce in Shanghai and Hong Kong, as well as the Canada China Business Council.

IA Global has a 20.25% equity investment in Slate Consulting Co Ltd (“Slate”). Slate is a Japan headquartered Executive Search firm with operations and business entities in Tokyo, Hong Kong, Surrey, Canada; a call center in Manila, Philippines; an early stage call center in Bucharest, Romania.

Other Equity Investments

In Australia, the Company has a 36% stake in Australian Secured Financial Limited and its affiliates, Australian Secured Investments Ltd, ADJ Services Pty Ltd. and Auslink Ltd (collectively, “ASFL”) which raise funds through the issuance of debentures within Australia and provide short term, secured, real property loans to businesses and investors in Australia. Through this group of companies, ASFL has created a strong financial services network leveraging its knowledge and presence in local communities to cater to a sector of the market neglected by larger financial institutions.

Corporate Information

The Company was incorporated in Delaware on November 12, 1998. The Company’s executive offices are located at 101 California Street, Suite 2450, San Francisco, CA 94111, with its operating units being located primarily in Japan, China, Philippines, Hong Kong and Australia. The Company’s telephone number is (415) 946-8828 and its primary website is located at www.iaglobalinc.com. The information on our website is not a part of this Memorandum.

The Company’s Common Stock

The Company’s common stock trades on the American Stock Exchange (“AMEX”) under the symbol “IAO.”

Description of Capital Stock

The Company’s common stock is $0.01 par value (“Common Stock”), 300,000,000 shares authorized, and as of January 15, 2008, we had 163,613,429 issued and outstanding, net of 2,654,255 shares of treasury stock, held by approximately 191 shareholders of record. Each share of Common Stock entitles its holder to one vote on each matter submitted to the shareholders.

American Stock Transfer and Trust Company is the transfer agent and registrar for our Common Stock.

Preferred Stock

The Company’s preferred stock is $0.01 par value, 5,000 shares authorized and none issued and outstanding.

Convertible Debentures

In June 2005, the Company received subscription agreements from thirty-four private Japanese investors. The terms of the convertible notes provide for a conversion price of $0.30 per share of Common Stock, or 12,500,018 shares of Common Stock, until June 28, 2008, with an automatic conversion on June 28, 2008, at a 25% discount based on the trailing five day price prior to June 28, 2008. The coupon rate is 7.5% per annum, payable in cash at the earlier of the conversion date or June 28, 2008. Previously, the Company filed a registration statement, which became effective in August 2005, covering the shares of Common Stock issuable upon conversion.

On July 30, 2007, the Company made an Exclusive Offer to its Debenture Holders (“Offer”). Pursuant to this Offer, the debenture holders could convert their debentures into Common Stock at a 10% discount, at $0.27 per share and would receive shares of Common Stock for any accrued interest at $0.27 per share. The Offer expired on August 31, 2007, and $400,000 of debentures and $64,048 of accrued interested were converted into 1,718,696 shares of Common Stock.

During August and September 2007, $500,000 of debentures was converted into 1,666,669 shares of Common Stock. During November and December 2007, $450,000 of debentures was converted into 1,500,002 shares of Common Stock. As of December 31, 2007, the Company has 8,000,003 shares of Common Stock reserved for the conversion of the debentures on or before June 28, 2008.

Slate Consulting Co Ltd

Raymond Pedersen acquired 3,600,000 shares of our common stock on August 24, 2007, as part of our 20.25% equity investment in Slate.

GPlus Media Co Ltd

Eric Gain, Peter Wilson and Elo Kent acquired 1,533,333, 1,533,333 and 819,047, respectively, shares of our common stock on August 24, 2007, as part of our equity investment in GPlus.

Convertible Debentures

Hitoshi Suzuki acquired 97,359 shares of our Common Stock on August 30, 2007 in the Offer, as discussed above. Atsushi and Arada Tamada acquired 287,283 shares of our Common Stock on August 10, 2007 in the Offer, as discussed above.

The description of our capital stock does not purport to be complete and is qualified in all respects by reference to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the Delaware General Corporation Law, Share Exchange Agreement, dated August 24, 2007, between the Company and Slate; Share Exchange Agreement, dated August 24, 2007, between the Company and GPlus; Debenture Conversion Agreement, dated August 10, 2007, between the Company and Atsushi and Arata Tamada; and the Debenture Conversion Agreement dated August 30, 2007, between the Company and Hitoshi Suzuki,

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities offered under this prospectus. This prospectus relates to an aggregate amount of up to 7,870,355 shares of our common stock that may be offered for sale by the selling shareholders. We have agreed to bear the expenses of the registration of the shares of common stock under federal and state securities laws, but we will not receive any proceeds from the sale of any shares of common stock offered under this prospectus. The selling shareholders may sell these shares of common stock directly to purchasers or they may sell these shares of common stock to purchasers through agents or dealers pursuant to this prospectus. The selling shareholders will receive all of the proceeds from the sale of their common stock and will pay all selling commissions and transfer taxes applicable to any sale. Registration of these shares of common stock does not necessarily mean that the selling shareholders will actually sell these shares of common stock. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” beginning on page 12 of this prospectus.

RISK FACTORS

An investment in the Company’s Common Stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this Prospectus before deciding to invest in shares of the Company’s Common Stock. Our most significant risks and uncertainties are described below; however, they are not the only risks that we face. If any of the following risks actually occurs, our business, financial condition, liquidity, results of operations and prospects for growth could be materially adversely affected, the trading of our Common Stock could decline, and you may lose all or part of your investment. You should acquire shares of our Common Stock only if you can afford to lose your entire investment. We make various statements in this section which constitute “forward-looking statements” under Section 27A of the Securities Act. See “Forward-Looking Statements” on page 9.

Risks Related to our Business

OUR CONTROLLING SHAREHOLDER GROUP HAS SUBSTANTIAL INFLUENCE OVER OUR COMPANY

As of December 31, 2007, IAJ LBO Fund, PBAA Fund Limited, Terra Firma, Inter Asset Japan Co Ltd (“IAJ”), IA Turkey, Hiroki Isobe, Kyo Nagae (collectively, the “Controlling Shareholders”) and Derek Schneideman collectively hold approximately 47.4% of our Common Stock. The share ownership percentages excludes 811,285 shares of Common Stock held by GMB Holdings Ltd, and other shareholders for which Mr. Isobe has personal signing authority, 8,000,003 shares of our Common Stock issuable upon conversion of the convertible debentures and 2,654,255 shares of treasury stock. These entities have stated in a Schedule 13D that they may be deemed to constitute a “group” for the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”). Hiroki Isobe and Kyo Nagae control each of our Controlling Shareholders. In addition, Mr. Schneideman in his capacity as Chairman and CEO of the Company had sole voting power and dispositive power with respect to 76,321,803 shares of Common Stock for all the Company’s 2007 shareholder meetings pursuant to a proxy granted on April 18, 2007. These shares of Common Stock in total represented approximately 46.9% of the outstanding shares of Common Stock of the Company.

IAJ has the ability to cause a change of control of our board of directors by electing candidates of its choice to the board at a shareholder meeting, and approve or disapprove any matter requiring stockholder approval, regardless of how our other shareholders may vote. Further, under Delaware law, IAJ has significant influence over our affairs, including the power to cause, delay or prevent a change in control or sale of the Company, which in turn could adversely affect the market price of our Common Stock.

As of December 31, 2007, the previous shareholders of ASFL control approximately 23.4% of our Common Stock.

THE SALE OF A SIGNIFICANT NUMBER OF OUR SHARES OF COMMON STOCK COULD DEPRESS THE PRICE OF OUR COMMON STOCK.

Sales or issuances of a large number of shares of Common Stock in the public market or the perception that sales may occur could cause the market price of our Common Stock to decline. As of December 31, 2007, 163.6 million shares of Common Stock were outstanding. Significant shares of Common Stock are held by our principal shareholders, other Company insiders and other large shareholders. As “affiliates” (as defined under Rule 144 of the Securities Act (“Rule 144”) of the Company, our principal shareholders, other Company insiders and other large shareholders may only sell their shares of Common Stock in the public market pursuant to an effective registration statement or in compliance with Rule 144, including the volume limitations therein.

OUR STOCKHOLDER’S EQUITY MUST EXCEED $6 MILLION TO MAINTAIN OUR LISTING ON THE AMERICAN STOCK EXCHANGE

As of September 30, 2007, we are in compliance with the AMEX continued listing standards with stockholders’ equity in excess of $6 million and our Common Stock trades on AMEX. To maintain this listing, we must maintain stockholders’ equity of $6 million.

We anticipate that we will be maintaining our AMEX listing. However, if our Common Stock were to be de-listed by AMEX, we expect that our stock would continue to be traded as a bulletin board stock. If we do not maintain our AMEX listing it would materially affect the ability of our shareholders to dispose of their shares of Common Stock, reduce the liquidity of their investment and affect our ability to obtain financing to support future operations and acquisitions.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE.

The market price of our Common Stock has been and is likely in the future to be volatile. Our Common Stock price may fluctuate in response to factors such as:

o Quarterly variations in our operating results,

o Sale of a significant number of our Common Stock by shareholders,

o Announcements by us regarding significant acquisitions, equity investments and divestitures, strategic relationships, addition or loss of significant customers and contracts, capital expenditure commitments, liquidity, loan and note payable defaults and impairment of assets and our AMEX listing,

o Issuance of convertible or equity securities for general or merger and acquisition purposes,

o Issuance/ repayment of debt or convertible debt for general or merger and acquisition purposes,

o Investor relation activities,

o Announcements of technological innovations,

o New product introductions by us or our competitors,

o Competitive activities,

o Additions or departures of key personnel,

o Issuance of loans to customers or related or affiliated parties,

o General market and economic conditions,

o Defending significant litigation, and

o Foreign exchange gains and losses.

These broad market and industry factors may have a material adverse effect on the market price of our Common Stock, regardless of our actual operating performance. Factors like this could have a material adverse effect on our business, financial condition and results of operations.

WE MAY INCUR LOSSES IN THE FUTURE.

We have experienced net losses since inception. While we expect to be profitable in FY 2008/9, there can be no assurance that we will achieve or maintain profitability.

WE ARE EXPOSED TO CHANGES IN THE TELECOMMUNICATION AND INSURANCE INDUSTRIES.

The Japanese telecommunications market is experiencing significant growth due to recent regulatory changes that now permit individuals and companies to choose their preferred telephone service provider. Global Hotline may be affected by the following factors that would impact its ability to operate as a telemarketer of telecommunications and insurance products in Japan.

o Its contracts with telecommunication and insurance companies may not be renewed;

o The cost to hire and train staff to startup new contracts and the related debt to fund this expansion;

o Increased usage of wireless technology for telephone and internet usage;

o Passing of new or changes in existing legislation;

o Impact of privacy laws;

o New competitors;

o Decreased pricing;

o Changes in the availability of employees or wages paid to employees to operate the call centers; and

o Loss of key personnel.

In addition, the Global Hotline business has a concentration of customers with four major customers. Our business is dependent upon our ability to operate efficiently by maintaining tight control on cash flows. Any change in these factors could adversely affect our ability to achieve the contract rates and to operate as a telemarketer of telecommunications and insurance products in Japan. This could result in inadequate cash flow for operations and debt repayments, which would have a material adverse effect on our business, prospects, financial condition and results of operations.

WE ARE EXPOSED TO CHANGES IN THE AUSTRALIAN FINANCE INDUSTRY

The Australian finance industry is experiencing significant change. We own 36% of ASFL which raises funds through the issuance of debentures in Australia and provides short term, secured, real property loans to businesses or investors in Australia. ASFL may be affected by the following factors that would impact its ability to operate as a short term lender in Australia and could impair our investment.

o Risks related to mortgage lending, including customers may not be able to repay the loans, the value of the underlying security may decline, ASFL is reliant on property valuations to ensure collectibility of the loans and we are reliance on customers maintaining adequate insurance on the real property;

o Decreased market demand for high interest loans;

o The bank line of credit used to fund the business could be terminated;

o Market perception of ASFL and ASFL’s competitors may have a major impact on ASFL’s reputation as well;

o ASFL’s license could be terminated;

o General economic conditions and changes in interest rates;

o The loan portfolio is concentrated in a small number of significant loans;

o New competitors;

o Decreased pricing;

o Litigation risk;

o Loss of key personnel.

The ASFL business is also dependent upon their ability to operate efficiently by maintaining tight control on cash flows and raising funds from debentures or bank line of credit. Any change in these factors could adversely affect their ability to operate as a short term lender in Australia. This could have a material adverse effect on ASFL’s business, prospects, financial condition and results of operations.

WE WILL NEED ADDITIONAL FINANCING TO SUPPORT OUR OPERATIONS AND ACQUIRE BUSINESSES.

We will need to obtain additional financing in order to continue our current operations, including the cash flow needs of Global Hotline and its subsidiaries, to acquire businesses, make equity investments and maintain the $6 million in stockholder’s equity required to maintain our AMEX listing. There can be no assurance that we will be able to secure additional funding or that if such funding is available, whether the terms or conditions would be acceptable to us, our major shareholders or otherwise.

Moreover, if we raise additional capital through borrowing or other debt financing, we will incur substantial interest expense. Sales of additional equity securities will dilute on a pro rata basis the percentage ownership of all holders of Common Stock. When we raise more equity capital in the future, it is likely that it will result in substantial dilution to our current stockholders.

OUR LEVEL OF INDEBTEDNESS AND THE TERMS OF OUR FINANCING ARRANGEMENTS MAY ADVERSELY AFFECT OPERATIONS AND LIMIT OUR GROWTH.

At September 30, 2007, we had current and long-term indebtedness net of $17.5 million. However, we may need to incur additional indebtedness in order to fund a portion of current operation and acquire businesses. See also our risk factor headed “We will need additional financing to support our operations and acquire businesses,” above.

WE WILL ENGAGE IN ACQUISITIONS, MERGERS, STRATEGIC ALLIANCES, JOINT VENTURES AND DIVESTITURES THAT COULD RESULT IN FINANCIAL RESULTS THAT ARE DIFFERENT THAN EXPECTED.

In the normal course of business, we engage in discussions relating to possible acquisitions, equity investments, mergers, strategic alliances, joint ventures and divestitures. As part of our business strategy, we completed acquisitions during early 2004, August 2004, March 2004, June 2004, June 2005 and October 2007 and signed an acquisition agreement in October 2007, which is subject to the closing of financing; we invested in a joint venture in July 2004; we made an equity investment in October 2006 and two in August 2007; we sold businesses in December 2004, May 2005, July 2005 and April 2006; and we divested a joint venture interest in October 2004. Such transactions are accompanied by a number of risks, including:

o Use of significant amounts of cash,

o Potentially dilutive issuances of equity securities on potentially unfavorable terms,

o Incurrence of debt on potentially unfavorable terms as well as amortization expenses related to goodwill and other intangible assets, and

o The possibility that we may pay too much cash or issue too many of our shares as the purchase price for an acquisition relative to the economic benefits that we ultimately derive from such acquisition.

The process of integrating any acquisition may create unforeseen operating difficulties and expenditures. The areas where we may face difficulties include:

o Diversion of management time, during the period of negotiation through closing and after closing, from its focus on operating the businesses to issues of integration,

o Decline in employee morale and retention issues resulting from changes in compensation, reporting relationships, future prospects or the direction of the business,

o The need to integrate each company’s accounting, management information, human resource and other administrative systems to permit effective management, and the lack of control if such integration is delayed or not implemented,

o The need to implement controls, procedures and policies appropriate for a public company that may not have been in place in private companies, prior to acquisition,

o The need to incorporate acquired technology, content or rights into our products and any expenses related to such integration, and

o The need to successfully develop any acquired in-process technology to realize any value capitalized as intangible assets.

From time to time, we have also engaged in discussions with candidates regarding the potential acquisitions of our product lines, technologies and businesses. If divestiture such as this does occur, we cannot be certain that our business, operating results and financial condition will not be materially and adversely affected. A successful divestiture depends on various factors, including our ability to:

o Effectively transfer liabilities, contracts, facilities and employees to any purchaser,

o Identify and separate the intellectual property to be divested from the intellectual property that we wish to keep,

o Reduce fixed costs previously associated with the divested assets or business, and

o Collect the proceeds from any divestitures.

In addition, if customers of the divested business do not receive the same level of service from the new owners, this may adversely affect our other businesses to the extent that these customers also purchase other products offered by us. All of these efforts require varying levels of management resources, which may divert our attention from other business operations.

If we do not realize the expected benefits or synergies of any divestiture transaction, our consolidated financial position, results of operations, cash flows and stock price could be negatively impacted.

WE ARE DEPENDENT ON KEY PERSONNEL.

Our success depends to a significant degree upon the continued contributions of key management and other personnel, some of whom could be difficult to replace. We do not maintain key man life insurance covering certain of our officers. Our success will depend on the performance of our officers, our ability to retain and motivate our officers, our ability to integrate new officers into our operations and the ability of all personnel to work together effectively as a team. Our failure to retain and recruit officers and other key personnel could have a material adverse effect on our business, financial condition and results of operations.

THE COMPANY WAS EXPOSED TO LEGAL CLAIMS.

We could be exposed to legal claims. There are no pending legal proceedings against us that will have a material adverse effect on our cash flows, financial condition or results of operations.

OUR CUSTOMER BASE IS CONCENTRATED.

Global Hotline has contracts with major Japanese telecommunications companies and major United States insurance companies. The loss of these contracts would have a material adverse impact on Global Hotline’s ability to produce revenue.

WE HAVE LIMITED INSURANCE.

We have limited director and officer insurance and commercial insurance policies. Any significant insurance claims would have a material adverse effect on our business, financial condition and results of operations.

WE ARE EXPOSED TO FOREIGN CURRENCY GAINS AND LOSSES.

The majority of our operations are located in Japan and we have equity investments that operate in Australia, Hong Kong, China and the Philippines. We do not trade in hedging instruments or “other than trading” instruments and a significant change in the foreign currency exchange rate between the Japanese Yen, Australian

Dollar and US Dollar would have a material adverse or positive effect on our business, financial condition and results of operations.

WE ARE SUBJECT TO COMPETITIVE PRESSURES.

We face competition from entities that provide competing call center operations, including entities that resell telephone and broadband lines and insurance products in Japan. Certain of our competitors may be able to devote greater resources to marketing, adopt more aggressive pricing policies and devote substantially more resources to developing their services and products. We may be unable to compete successfully against current and future competitors, and competitive pressures may have a material adverse effect on our business. Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that could have a material adverse or positive effect on our business, prospects, financial condition and results of operations.

Forward-Looking Statements

This Prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements include statements regarding, among other things, (a) our expectations about product development activities, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, the events anticipated in the forward-looking statements may not occur. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The information contained in this Prospectus, as well as in our SEC filings, identifies important factors that could adversely affect actual results and performance. Prospective investors are urged to carefully consider such factors.

All forward-looking statements attributable to the Company are expressly qualified in their entirety by the foregoing cautionary statements.

Use of Proceeds

This Prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the selling stockholders. The selling stockholders will receive all of the proceeds from the sale of the Common Stock offered by this Prospectus. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting or tax services or any other expenses incurred by the selling stockholders in disposing of the shares of Common Stock. We will receive no proceeds from the sale of shares of Common Stock in this offering.

Selling Shareholders

The following table sets forth the number of shares owned by each of the selling shareholders who acquired their common shares of our common stock offered by this Prospectus related to (i) 3,600,000 shares of our common stock the company issued to the selling shareholders of Slate related to the company’s 20.25% equity investment in Slate, which closed on August 24, 2007, (ii)3,885,713 shares of our common stock the company issued to the selling shareholders of GPlus related to the Company’s 25% equity investment in GPlus, which closed on August 24, 2007; (iii) 97,359 shares of our common stock issued to Hitoshi Suzuki on August 30, 2007 in a Exclusive Offer to

Debenture Holders of the Company; and (iv) 287,283 shares of our Common Stock issued to Atsushi and Arada Tamada on August 10, 2007 in a Exclusive Offer to Debenture Holders of the Company; Pursuant to Rule 416 of the Securities Act such shares shall include an indeterminate number of shares of Common Stock that may be issued in connection with a stock split, stock dividend or other distribution with respect to, or in exchange for or in replacement of, such shares of Common Stock. We will not receive any of the proceeds from the sale of our common stock offered by this Prospectus. The common stock will be issued to accredited investors in a transaction that will be exempt from registration pursuant to Section 4(2) of the Securities Act, and Regulation D promulgated under the Securities Act.

No estimate can be given as to the amount of our common stock that will be held by the selling shareholders after the completion of this offering because the selling shareholders may offer all or some of our common stock. There currently are no agreements, arrangements or understandings with respect to the sale of any of our Common Stock. The shares offered by this Prospectus may be offered from time to time by the selling shareholders named below. This prospectus also covers any additional shares of Common Stock which may become issuable in connection with shares sold by reason of a stock dividend, stock split, recapitalization or other similar transaction effected without us receiving any cash or other value, which results in an increase in the number of our outstanding shares of Common Stock.

		Percentage of
	No. of	Outstanding	Total Shares
Name of Selling Shareholder	Shares Owned	Shares (1)	Registered For Sale
Raymond Pedersen	3,600,000	2.2%	3,600,000
Erik Gain	1,533,333	*	1,533,333
Peter Wilson	1,533,333	*	1,533,333
Elo Kent	819,047	*	819,047
Hitoshi Suzuki	430,693	*	97,359
Atsushi and Arata Tamada	1,287,283	*	287,283

(1) The share ownership percentages described in this Form S-3 excludes 811,285 shares held by GMB Holdings Ltd, and other shareholders for which Mr. Isobe has investment and signing authority and 8,000,003 shares issuable upon exercise of $2,400,004 of convertible promissory notes.

* Less than 1%.

Plan of Distribution

We are registering the 7,870,355 shares of our common stock to permit the resale of these shares of our common stock by the selling stockholders from time to time after the date of this Prospectus. We are registering the common stock to fulfill our obligations with the selling stockholders. The registration of the common stock does not necessarily mean that any of the shares will be offered or sold by the selling stockholders under this Prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• short sales;

• broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

• a combination of any such methods of sale; and

• any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus after we have filed an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock, including the reasonable fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this Prospectus. If the selling stockholders use this Prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of our common stock and activities of the selling stockholders.

Once sold under the registration statement, of which this Prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

We are permitted to suspend the use of this Prospectus in connection with sales of the shares of our common stock offered under this Prospectus by holders during periods of time under certain circumstances relating to pending corporate developments and public filings with the SEC and similar events.

Legal Matters

Arnold & Porter LLP will opine upon the validity of the shares of common stock and certain other legal matters in connection with this offering.

Experts

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the years ended December 31, 2006 and 2005 have been so incorporated in reliance on the report of Sherb & Co., LLP, independent registered public accounting firm, given on the authority of said firm as expert in auditing and accounting.

Notice Relating to this Prospectus

No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by the Company or the selling shareholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this Prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

Where You Can Find More Information

The Company has filed a Registration Statement on Form S-3 with the SEC. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Some information is omitted from this Prospectus in accordance with the rules of the SEC and you should refer to the Registration Statement and its exhibits for additional information. You may also find information about us at our website: www.iaglobalinc.com. The contents of our website are not part of this Registration and our Internet address is included in this document as an inactive textual reference only. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and 8-K/A, any amendments to those reports filed by us with the SEC pursuant to Sections 13(a) and 15(d) of the Exchange Act, are accessible free of charge through our website as soon as reasonably practicable after we electronically file those documents with, or otherwise furnish them to, the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public on the SEC’s Internet web site at http://www.sec.gov.

You should rely only on the information contained in this Prospectus. Neither the Company nor the selling shareholder has authorized anyone to provide you with any information that is different from that contained in this Prospectus. The information contained in this Prospectus is accurate as of the date of this Prospectus. You should not assume that there have been no changes in the affairs of the Company since the date of this Prospectus or that the information in this Prospectus is correct as of any time after the date of this Prospectus, regardless of the time that this Prospectus is delivered or any sale of the common stock offered by this Prospectus is made. This Prospectus is not an offer to sell or a solicitation of an offer to buy the shares covered by this Prospectus in any jurisdiction where the offer or solicitation is unlawful.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” the information that we file with it, meaning we can disclose important information to you be referring you to those documents already on file with the SEC. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

1.           Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on April 2, 2007 and our Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, filed on December 31, 2007.

2.           Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2007 filed on May 15, 2007; June 30, 2007 filed on August 20, 2007; and September 30, 2007 filed on November 19, 2007.

3.            Current Reports on Form 8-K or 8-K/A filed with the SEC on January 3, 2007; January 12, 2007; January 16, 2007; January 17, 2007; January 18, 2007; January 29, 2007; January 31, 2007; February 13, 2007; February 27, 2007; March 2, 2007; March 7, 2007; March 26, 2007; March 29, 2007; March 30, 2007; April 5, 2007; April 11, 2007; April 20, 2007; April 23, 2007; April 30, 2007; May 2, 2007; May 4, 2007; May 24, 2007; June 8, 2007; June 11, 2007; June 18, 2007; June 21, 2007; June 25, 2007; July 6, 2007; July 6, 2007; July 10, 2007; July 12, 2007; July 12, 2007, July 25, 2007, July 26, 2007, July 26, 2007, August 10, 2007, August 20, 2007, August 21, 2007, August 23, 2007, August 27, 2007, August 28, 2007, August 29, 2007, August 30, 2007, September 6, 2007, September 10, 2007, September 17, 2007, September 24, 2007, October 1, 2007, October 4, 2007, October 10, 2007, October 15, 2007, October 22, 2007, October 23, 2007, November 20, 2007, December 17, 2007, December 17, 2007, December 27, 2007, December 28, 2007, January 11, 2008 and January 17, 2008.

We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering to which this Prospectus relates.

You may request a copy of any of these filings, at no cost, by writing or calling us at the following address:

IA Global, Inc.

101 California Street,

Suite 2450

San Francisco, CA 94111

(415) 946-8828

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions, if any) are set forth below. Each item listed is estimated, except for the Securities and Exchange Commission (“SEC”) registration fee and the American Stock Exchange additional listing fee.

Securities and Exchange Commission registration fee	$500.00
American Stock Exchange additional listing fee	500.00
Accounting fees and expenses	1,000.00
Legal fees and expenses	5,000.00
Registrar and transfer agent’s fees and expenses	500.00
Printing and engraving expenses	500.00
Miscellaneous	500.00
Total expenses	$8,500.00

Item 15. Indemnification of Directors and Officers

Under Delaware law, a corporation may include in its certificate of incorporation (“Certificate”) a provision that eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, but no such provision may eliminate or limit the liability of a director (a) for any breach of duty of loyalty, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law (the “DGCL”) (dealing with illegal redemptions and stock repurchases), or (d) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate limits personal liability of directors to the fullest extent permitted by Delaware law.

The Certificate also provides that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, as amended, indemnify all persons whom it may indemnify thereto, provided that if such indemnified person initiates a proceeding, he or she shall be indemnified only if the Registrant’s board of directors approved such action. Section 145 of the DGCL permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of a company in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he or she is or was a director, officer or employee of the company. Section 145 and the Registrant’s Certificate also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

The Registrant has a directors’ and officers’ liability insurance policy in place pursuant to which its directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (“Securities Act”) and the Securities and Exchange Act of 1934, as amended (“Exchange Act”).

Item 16. Exhibits

3.1	Amended and Restated Certificate of Incorporation of IA Global, Inc. dated July 10, 2007 (2)
3.2	Amended and Restated Bylaws of IA Global, Inc. dated November 10, 2007 (3)
3.3	Certificate of Designation of Preferences and Rights of the Registrant’s Series A Convertible Preferred Stock (4)
3.4	Certificate of Designation of Preferences and Rights of the Registrant's Series B Convertible Preferred Stock (5)
3.5	Certificate of Designations, Rights and Preferences of the Series A-1 Preferred Stock of IA Global, Inc. dated October 18, 2006 (6)
3.6	Certificate Eliminating Reference to a Series B Convertible Preferred Shares of Stock from the Certificate of Incorporation of IA Global, Inc. dated October 18, 2006. (6)
3.7	Certificate Eliminating Reference to a Series A-1 Convertible Preferred Shares of Stock from the Certificate of Incorporation of IA Global, Inc. dated March 29, 2007 (7)
4.1	Specimen of Stock Certificate (8)
5.1	Opinion of Arnold and Porter LLP (1)
10.1	Share Exchange Agreement, dated August 24, 2007, by and between IA Global, Inc. and Slate Consulting Co Ltd (9)
10.2	Share Exchange Agreement, dated August 24, 2007, by and between IA Global, Inc. and GPlus Media Co Ltd (10)
10.3	GPlus Media Meeting: Agenda and Corporate Minutes dated August 27, 2007 (1)
10.4	Debenture Conversion Offer, dated August 30, 2007, by and between IA Global, Inc. and Hitoshi Suzuki (1)
10.5	Debenture Conversion Offer, dated August 10, 2007, by and between IA Global, Inc. and Atsushi and Arata Tamada (1)
23.1	Consent of Sherb and Co., LLP Independent Registered Public Accounting Firm (1)

(1)	Filed herewith.
(2)	Filed as an exhibit to Registrant's Quarterly Report on Form 10-Q for the period ending June 30, 2007, and filed on August 20, 2007 and incorporated herein by reference.
(3)	Filed as an exhibit to Registrant's Quarterly Report on Form 10-Q for the period ending September 30, 2007, and filed on November 19, 2007 and incorporated herein by reference.
(4)	Filed as an exhibit to Registrant's Current Report on Form 8-K, dated November 8, 2001, and incorporated herein by reference.
(5)	Filed as an exhibit to Registrant's Quarterly Report on Form 10-Q for the period ending March 31, 2006, and filed on May 15, 2006, and incorporated herein by reference.
(6)	Filed as an exhibit to Registrant's Current Report on Form 8-K, dated October 19, 2006 and filed on October 24, 2006, and incorporated herein by reference.
(7)	Filed as an exhibit to Registrant's Current Report on Form 8-K, dated March 29, 2007 and filed on March 30, 2007, and incorporated herein by reference.
(8)	Filed as an exhibit to Registrant's Registration Statement on Form S-1, as amended (File No. 333-71733), and incorporated herein by reference.
(9)	Filed as an exhibit to Registrant's Current Report on Form 8-K, dated August 24, 2007 and filed on August 27, 2007, and incorporated herein by reference.
(10)	Filed as an exhibit to Registrant's Current Report on Form 8-K/A, dated August 24, 2007 and filed on August 29, 2007, and incorporated herein by reference.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) Each prospectus filed pursuant to Rule 424(b) as part of this registration statement relating to an offering, other than registration statements relaying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the San Francisco, California, on this 18th day of January 2008.

IA GLOBAL, INC.

By:	/s/ Derek Schneideman
Derek Schneideman
Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Derek Schneideman or Mark Scott, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any subsequent registration statement filed by the Registrant pursuant to Rule 462 (b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and power of attorney has been signed on this 18th day of January 2008 by the persons and in the capacities indicated below.

Signature	Title

/s/ Derek Schneideman Derek Schneideman	Director and Chief Executive Officer (Principal Executive Officer)

/s/ Mark Scott Mark Scott	Director, Chief Operating and Financial Officer (Principal Financial and Accounting Officer)

/s/ Hideki Anan Hideki Anan	Director
/s/ Masazumi Ishii Masazumi Ishii	Director

/s/ Eric La Cara Eric La Cara	Director
___________ Brian Nelson	Director
/s/ Mae Towada Mae Towada	Director